EXHIBIT 107

Calculation of Filing Fee Table
FORM S-8

(Form Type)

KEMPER CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered(1)	Proposed Maximum Offering Pricer Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registrations Fee(2)
Equity(3)	Common Stock, par value $.10 per share	Rule 457(c) and Rule 457(h)	800,000	$57.82	$46,256,000.00	0.0001476	$6,827.39
Total Offering Amounts							$6,827.39
Total Fee Offsets							$—
Net Fee Due							$6,827.39

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of Kemper Corporation’s (the “Registrant”) common stock, par value $0.10 per share (the “Common Stock”) that become issuable under the Amended and Restated Kemper Corporation 2023 Omnibus Plan set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable.
(2)	Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $57.82 per share, the average of the high and low prices of the Registrant’s Common Stock on April 26, 2024 as reported on the New York Stock Exchange.
(3)	Represents shares of the Registrant’s Common Stock that may be issued under the Amended and Restated Kemper Corporation 2023 Omnibus Plan.